Exhibit 5.1

96303.00002

August 21, 2017

The LGL Group, Inc.

2525 Shader Road

Orlando, Florida 32804

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to The LGL Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (File No. 333- 218901) of the Company (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), relating to the pro rata distribution of transferable subscription rights (the “Rights”) to purchase an aggregate of up to 2,006,598 shares of the Company’s common stock, par value $0.01 per share (such underlying shares of common stock, the “Shares”), to its stockholders.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

i.	the Registration Statement;

ii.	the Subscription and Information Agent Agreement, dated as of August 17, 2017, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., a company having its principal offices in Philadelphia, Pennsylvania;

iii.	the Certificate of Incorporation of the Company, as amended from time to time, as certified as of August 1, 2017 by the Office of the Secretary of State of the State of Delaware;

iv.	the By-Laws of The LGL Group, Inc., as presently in effect, as certified by an officer of the Company as of August 21, 2017;

v.	a certificate, dated as of August 1, 2017, from the Office of the Secretary of the State of Delaware as to the existence and good standing of the Company under the laws of the State of Delaware (the “Good Standing Certificate”); and

vi.	resolutions adopted by the board of directors of the Company or a committee thereof, dated July 5, 2017, August 8, 2017 and August 21, 2017, relating to the Registration Statement and other matters related thereto, as certified by an officer of the Company as of August 21, 2017 (the “Board Resolutions”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

The LGL Group, Inc.

August 21, 2017

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification:(i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that each document submitted to us is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their respective terms; (vii) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (ix) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (x) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

We have also assumed that the Rights and the Shares will be issued and sold as described in the Registration Statement.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions contained herein, we are of the opinion that (i) when the Registration Statement becomes effective under the Securities Act and (ii) upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and in accordance with the Board Resolutions, (A) the Rights will be valid and binding obligations of the Company and (B) the Shares will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the Registration Statement and may not be relied on for any other purpose. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

The LGL Group, Inc.

August 21, 2017

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP